Exhibit 99.1

Filed by Carrollton Bancorp pursuant to
Rule 425 under the Securities Act of 1933 and
deemed filed pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934

Subject Company: Jefferson Bancorp, Inc.
Commission File No.: 000-23090

For Immediate Release
May 2, 2012

CARROLLTON BANCORP REPORTS FIRST QUARTER LOSS

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced a net loss of $252,464 for the first quarter of 2012, compared to net income of $171,295 for the comparable period in 2011.  Net loss attributable to common stockholders for the first quarter of 2012 was $389,543 ($0.15 loss per diluted share) compared to a net income available to common stockholders of $34,217 ($0.01 per diluted share) for the first quarter of 2011.

The Company’s pre-tax loss was $456,144 for the quarter ended March 31, 2012 compared to pre-tax income of $224,762 for the quarter ended March 31, 2011.

The decline in operating results for the quarter ended March 31, 2012, as compared to the same period in 2011, is primarily a result of a $651,587 increase in securities write downs, an increase in the provision for loan losses, as well as increases in legal and consulting costs associated with the planned merger with Jefferson Bancorp, Inc. announced on April 9, 2012. The impact of these items was partially offset by increased fee income from mortgage banking and electronic banking activities.

Nonperforming assets (nonaccrual loans and foreclosed real estate) decreased by 42.8% from $14.9 million at March 31, 2011 to $8.5 million at March 31, 2012. The allowance for loan losses represented 1.97% of outstanding loans as of March 31, 2012 compared to 1.64% at March 31, 2011. The Company experienced net charge-offs of $65,189 for the quarter ended March 31, 2012 as compared to net recoveries of $18,152 for the same period in 2011.

The Company’s recent strategy, focused on carefully shrinking the balance sheet, continued to benefit capital ratios. Reducing the size of the balance sheet has improved the Company’s regulatory capital ratios even though it has generated no capital growth after accounting for dividends on preferred stock. We believe that the announced agreement to merge with Jefferson Bancorp will, upon completion, create a larger and better capitalized bank which will enable us to pursue opportunities to grow organically and through additional acquisitions.

The Company’s noninterest income businesses continue to perform well as demonstrated by increases in mortgage related income of $355,238 and electronic banking income of $88,873.

Noninterest expenses increased by $209,943 for the three month period ended March 31, 2012, compared to the same period in 2011. The quarterly increase resulted from an increased mortgage related incentives included in salaries, increased professional fees associated with legal and investment banker costs related to the announced agreement to merge with Jefferson Bancorp, Inc and an increase in expenses associated with the management and disposal of foreclosed real estate. These increases were somewhat offset by decreases in FDIC assessments, employee benefit costs, utility costs and other costs.

President and Chief Executive Officer Bob Altieri stated, “Unfortunately, our investment made in corporate bonds (PreTSLs) continues to be a hindrance on earnings.  We had a couple quarters where deferrals and defaults in the underlying debt that backs these securities slowed considerably; however, this quarter the model reflected the results of additional deferrals and defaults causing the Bank to recognize, through the P & L, a loss of $780,544 on these securities. The loss does not impact our capital position since these securities were written down through capital in 2009.  Overall, the Company’s asset quality has improved as reflected in a 42.8% decrease in nonperforming assets and asset quality will continue to be a huge focus through this merger process.”

Total assets as of March 31, 2012 compared to March 31, 2011 reflect a 0.7%, or $2.5 million, increase to $372.4 million. Gross loans decreased 4.7%, or $14.5 million, from $305.6 million at March 31, 2011 to $291.2 million at March 31, 2012. Investments decreased 14.3%, or $4.5 million, to $27.2 million  at March 31, 2012 from $31.7 million as of March 31, 2011. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits increased 7.6%, or $23.5 million, to $332.2 million while borrowings decreased $22.7 million from balances at March 31, 2011. The increase in deposits was comprised of a $15.2 million increase in non-interest bearing deposits and an $8.4 million increase in interest bearing accounts.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through its Carrollton Financial Services, Inc. subsidiary, and mortgage services through its Carrollton Mortgage Services division of the Bank.

The statement regarding our expectation that upon the merger with Jefferson Bancorp the merged entity will be better capitalized and in a position to pursue opportunities to grow organically and through additional acquisitions is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to: (i) the risk that necessary stockholder and regulatory approvals for the merger will not be obtained; (ii) the businesses of Carrollton Bancorp may not be integrated into Jefferson Bancorp successfully or such integration may be more difficult, time-consuming or costly than expected; (iii) expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe; (iv) disruption in the parties’ businesses as a result of the announcement and pendency of the merger; (v) revenues following the merger may be lower than expected; (vi) customer and employee relationships and business operations may be disrupted by the merger; (vii) the ability to complete the merger may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all; (viii) unexpected changes in the housing market or in general economic conditions in our market area and Jefferson Bancorp’s market area; (ix) unexpected changes in market interest rates; (x) the impact of new governmental regulations that might require changes in our and Jefferson Bancorp’s business model; (xi) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impacting Carrollton Bancorp’s and Jefferson Bancorp’s business; (xiii) changes in competitive, governmental, regulatory, technological and other factors that may affect Carrollton Bancorp or Jefferson Bancorp specifically or the banking industry generally; and (xiv) other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended March 31,
	2012	2011	%Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,360,135	$3,425,520	(1.91%)
Provision for loan losses	245,514	114,217	114.95%
Noninterest income	1,343,036	1,617,317	(16.96%)
Noninterest expenses	4,913,801	4,703,858	4.46%
Income tax expense (benefit)	(203,680)	53,467	-
Net income (loss)	(252,464)	171,295	-
Net income (loss) to common stockholders	(389,543)	34,217	-

Per Share
Net income - diluted	$(0.15)	$0.01	-
Cash dividends declared	0.00	0.00	0.00%
Book value	9.19	9.51	(3.38%)
Common stock closing price	4.14	4.50	(8.00%)

At March 31
Short term investments	$27,420,179	$4,153,961	560.10%
Investment securities (b)	30,319,329	36,334,127	(16.55%)
Loans held for sale	35,170,486	24,357,671	44.39%
Loans (net of unearned income) (a)	256,012,665	281,286,611	(8.99%)
Earning assets (b)	351,033,959	349,595,370	0.41%
Total assets	372,416,942	369,947,323	0.67%
Total deposits	332,158,096	308,639,136	7.62%
Stockholders' equity	32,718,718	33,428,191	(2.12%)

Common shares outstanding	2,576,388	2,573,088

Average Balances
Short term investments	$23,026,677	$5,137,155	348.24%
Investment securities (b)	31,740,678	36,864,158	(13.90%)
Loans held for sale	24,574,228	23,375,894	5.13%
Loans (net of unearned income) (a)	262,352,223	284,274,433	(7.71%)
Earning assets (b)	343,805,106	353,114,640	(2.64%)
Total assets	364,557,345	373,344,718	(2.35%)
Total deposits	316,955,681	307,722,990	3.00%
Stockholders' equity	32,388,577	33,356,548	(2.90%)

Earnings Ratios
Return on average total assets	(0.28%)	0.19%
Return on average stockholders' equity	(3.14%)	2.08%
Net interest margin	3.93%	3.93%

Credit Ratios
Nonperforming assets as a percent of
period-end loans and foreclosed real
estate (a)(c)	3.28%	5.23%
Allowance to loans (a)	1.97%	1.64%
Net loan losses to average loans (a)(d)	0.02%	(0.01%)

Capital Ratios (period end)
Stockholders' equity to total
assets	8.79%	9.04%
Leverage capital	9.65%	9.66%
Tier 1 risk-based capital	11.17%	10.17%
Total risk-based capital	12.45%	11.37%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate
(d) Ratio is not annualized